EXHIBIT 10.1
FIRST AMENDMENT TO THE
COSTAR GROUP, INC.
2016 STOCK INCENTIVE PLAN
Section 15 of the CoStar Group, Inc. 2016 Stock Incentive Plan is amended in its entirety to read as follows, effective upon the date this First Amendment is adopted:
To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Common Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may provide for or permit for tax withholdings determined using up to the maximum individual tax rate in the applicable jurisdictions to be satisfied through the mandatory or elective sale of Common Shares and/or by having the Company withhold a portion of the Common Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Common Shares previously acquired.

Approved by the Board of Directors
February 15, 2018

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